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CODE OF ETHICS

of

INCLUDING:

STATEMENT OF CONDUCT OF BROWN CAPITAL MANAGEMENT, LLC

STATEMENT OF POLICY ON SECURITIES TRANSACTIONS

STATEMENT OF POLICY ON INSIDER TRADING

AND

STATEMENT OF POLICY ON POLITICAL CONTRIBUTIONS

September 30, 2018

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TABLE OF CONTENTS

GENERAL POLICY STATEMENT and DEFINITIONS

A.	GENERAL POLICY STATEMENT	5
	Purpose and Scope of Code of Ethics	5
	Applicability	5
	Fiduciary Responsibilities	5
	Limited Scope	5
	Responsibilities	5

B.	DEFINITIONS	6

	STATEMENT OF CONDUCT OF BROWN CAPITAL MANAGEMENT

A.	COMPLIANCE WITH LAWS AND REGULATIONS	9

B.	CONFLICTS OF INTEREST	9
	Relationships with Profit-making Enterprises, Including Investment Clubs	9

C.	OUTSIDE BUSINESS ACTIVITIES	10
	Service with Non-profit-making Enterprises	10
	Relationships with Financial Service Firms	11

D.	CONFIDENTIALITY	11
	Internal Operating Procedures and Planning	11
	Clients and Brown Capital Management Mutual Fund Shareholders	11
	Investment Advice	11
	Investment Research	12

E.	ANNUAL REPORTS AND RECORDS RETENTION	12
	Reports to Funds	12
	Record Retention	12
	Inspection	13
	Confidentiality	13

F.	MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS	13
	Illegal Payments	13
	Protection of Corporate Assets	13
	Quality of Services	13
	Record Retention	14
	Responsibility to Report Violations	14
	Service as Trustee, Executor or Personal Representative	14
	Speaking Engagements and Publications	14
	Trading in Securities with Material, Non-Public Information	15
	Understanding as to Clients’ Accounts and Company Records at Time of Covered Person’s Termination	15
	Internal Use	15
	Questions Regarding the Code of Ethics	15

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G.	PENALTY GUIDELINES	16
	Overview	16
	Penalty Guidelines	16

	STATEMENT OF POLICY ON SECURITIES TRANSACTIONS

A.	BACKGROUND INFORMATION	17
	Legal Requirement	17
	Brown Capital Management’s Fiduciary Position	17
	Purpose of Securities Transactions Policy	17

B.	OVERVIEW	17
	Applicability	18
	Excluded Transactions	18

C.	DISCLOSURE OF CONFLICTS	19

D.	TRADING ACTIVITY	19

E.	PRE-CLEARANCE	19
	Pre-clearance Procedures	19
	Reasons for Disallowing Proposed Transactions	19
	Pre-clearance of Tender Offers and Stock Purchase Plans	20

F.	OTHER TRADING RULES	20
	IPOs and Hot Issues and Limited Offerings	20
	Blackout Period	20
	Seven Day Rule	21
	Waiver of Seven Day Rule	21
	Short Sales	21
	Hedge Funds, Investment Clubs and Other Investments	21
	Caution Regarding Personal Trading Activities	21

G.	REPORTING REQUIREMENTS	22
	Account Reports	22
	Access Persons Trading and Holding Reports	22
	Non-Influence and Non-Control Accounts	23
	Other Required Forms	24
	Review of Records, Forms and Reports.	24

H.	MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS	25
	Dealing with Clients	25
	Margin Accounts	25
	Ownership Reporting Requirements – 0.5% Ownership	25
	Confidentiality of Records	25
	Questions about Securities Transactions Policy	25
	Sanctions	25

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	STATEMENT OF POLICY ON INSIDER TRADING

A.	BACKGROUND INFORMATION	26
	Introduction	26
	Purpose of Insider Trading Policy	27
	The Basic Insider Trading Prohibition	27

B.	POLICY	27
	Policy of Brown Capital Management on Insider Trading	27
	Need to Know” Policy	28

C.	PENALTIES	28
	Sanctions	28

D.	OVERVIEW	29
	Basic Concepts of Insider Trading	29
	Fiduciary Duty/Misappropriation	29
	Materiality	29
	Non-Public vs. Public Information	30
	Concept of Possession	31
	Tender Offers	31

E.	PROCEDURES	31
	Procedures to be Followed When Receiving Material, Non-Public Information	31
	Education Program	32
	Questions	32

	STATEMENT OF POLICY ON POLITICAL CONTRIBUTIONS

A.	POLICY	33
	Policy for BCM	33
	Policy for Associates	33

B.	BACKGROUND INFORMATION	33

C.	SOLICITATION AND IN-KIND DONATIONS	34

D.	RECORDKEEPING REQUIREMENT	34

E.	RESPONSIBILITY	35

F.	PROCEDURE	35

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GENERAL POLICY STATEMENT and DEFINITIONS

A.	GENERAL POLICY STATEMENT

Purpose and Scope of Code of Ethics

In recognition of Brown Capital Management’s commitment to maintain the highest standards of professional conduct and ethics, the firm’s Board of Directors has adopted this Code of Ethics (“Code of Ethics”), which is composed of:

1.	Statement of Conduct of Brown Capital Management (the “Statement of Conduct”);

2.	Statement of Policy on Securities Transactions (the “Securities Transactions Policy”);

3.	Statement of Policy on Insider Trading (the “Insider Trading Policy”) and;

4.	Statement of Policy on Political Contributions (the “Pay-to-Play Policy”).

The purpose of this Code of Ethics is to help preserve the Company’s most valuable asset - the reputation of Brown Capital Management and its employees.

Applicability

All Covered Persons are subject to the Code of Ethics.

Fiduciary Responsibilities

Simply stated, the primary responsibility of Brown Capital Management as an investment adviser is to render to clients, on a professional basis, unbiased and continuous advice regarding their investments. As an investment adviser, Brown Capital Management has a fiduciary relationship with all clients, which means that the Company and its employees have an absolute duty of undivided loyalty, fairness and good faith toward clients and Fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with a client’s or shareholder’s best interests.

Limited Scope

This Code of Ethics was not written for the purpose of covering all policies, Codes of Ethics and regulations to which Covered Persons may be subject. Covered Persons, as members of various securities or other professional associations, may be subject to other Codes of Ethics in addition to this Code of Ethics.

Responsibilities

Covered Persons are required to read and retain this Code of Ethics and to certify receipt to the Chief Compliance Officer using StarCompliance, Brown Capital Management’s web-based compliance solutions platform, upon commencement of employment or other services. All Covered Persons will be provided with all amendments to this Code of Ethics. At such time, each Covered Person must certify receipt to the Chief Compliance Officer through StarCompliance. On an annual

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basis thereafter, Covered Persons will be required to complete an Annual Receipt of Code of Ethics and an Annual Holdings/Broker Accounts Attestation. The Annual Holdings/Broker Accounts Attestation reports all reportable securities as of the end of each year. The Annual Receipt of Code of Ethics confirms that an individual (i) has received, read and asked any questions necessary to understand the Code of Ethics; (ii) has agreed to conduct his or her behavior in accordance with the Code of Ethics; and (iii) has complied with the Code of Ethics during such time as he or she has been associated with Brown Capital Management. Depending on a person’s status, he or she may be required to submit additional reports and/or obtain clearances as discussed more fully below. Strict compliance with the Code of Ethics is considered a basic condition of employment with the firm. Breach of the Code of Ethics may result in the surrender of all profits realized on a transaction. In addition, any breach of the Code of Ethics may constitute grounds for disciplinary action, including dismissal.

B.	DEFINITIONS

The following definitions are used throughout this document. Covered Persons are responsible for reading and being familiar with each definition.

1.

“Access Person” is defined as a “supervised person” who: a) has access to non-public information regarding any clients’ purchase or sale of securities; or b) is involved in making recommendations; or, c) has access to recommendations that are non-public.

2.

“Supervised Person” is defined as including: a) Brown Capital Management’s officers; b) employees; and c) any other person who provides advice on behalf of Brown Capital Management and is subject to the Brown Capital Management’s supervision and control.

3.	“Advisory Person” shall mean:

A.) Any employee of Brown Capital Management (or of any company in a control relationship to Brown Capital Management) who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by Funds, or whose functions relate to the making of any recommendations with respect to such purchases and sales, or who is a registered Investment Adviser; and

B.) Any natural person in a control relationship to the Funds or Brown Capital Management who obtains information concerning recommendations made to the Funds or for the account of clients with regard to the purchase or sale of securities.

4.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is subject to the provisions of Section 16, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires. For example, in addition to a person’s own accounts, the term “Beneficial Ownership” encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing the home of that person, or certain trusts under which that person or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

5.	“Company” shall mean Brown Capital Management (BCM)

6.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the “‘40 Act”).

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7.

“Covered Persons” are all officers, and full-time, part-time or temporary employees of BCM, or employees of BCM on a “leave of absence” and persons working at BCM on a contract basis. Immediate family members living in the employee’s household may also be considered Covered Persons with respect to personal securities reporting requirements.

8.

“Covered Securities” are securities in which the access person has, or acquires, any direct or indirect beneficial ownership which would generally include all securities such as any stock, bond, future, investment contract or any other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a “derivative”). The term “covered security” is very broad and includes items you might not ordinarily think of as “securities,” such as: Options on securities, on indexes, and on currencies; All kinds of limited partnerships; closed-end funds, ETFs, Foreign unit trusts and foreign mutual funds; and Private investment funds, hedge funds, and investment clubs. The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered Securities:

•

shares issued by open-end funds (e.g., mutual funds); with the exception of BCM Mutual funds. All BCM fund purchases/sales must be submitted to the CCO for pre-approval with the exception of those orders set-up through an automated clearinghouse and a mandatory IRA redemption.

•	direct obligations of the U.S. government (e.g., Treasury securities)

•	bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments including repurchase agreements.

•	shares issued by money market funds

•	transactions in units of unit investment trusts

10.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

11.	“Inside Directors” are members of the Board of Directors who are also employed by BCM.

12.

“Investment Personnel” shall mean (i) a person who makes decisions regarding the purchase or sale of securities by or on behalf of BCM clients and any person such as an analyst or trader who directly assists in the process, and (ii) any natural person who controls BCM and who obtains information concerning recommendations made to Funds regarding the purchase or sale of securities by the Funds.

13.	“BCM” is Brown Capital Management.

14.

“Funds” are the BCM Small Company Fund, BCM Mid Company Fund, and BCM International Equity Fund, and the International Small Company Fund and any other funds for which BCM acts as an investment adviser.

15.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

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16.	“FINRA” is the Financial Industry Regulatory Authority.

17.	“Non-Access Person” is any person that is not an Access Person.

18.	“Outside Directors” are members of BCM’s Board of Directors who are not employed by BCM.

19.

“Security Held or to be Acquired” means any Covered Security which, within the most recent 15 days (i) is or has been held by the Funds; or (ii) is being or has been considered by the Funds for purchase.

20.	“SEC” is the Securities and Exchange Commission.

21.	“Ethics Committee” means a committee of persons designated by the Board of Directors which shall meet to evaluate certain ethical issues referred to the committee by the Chief Compliance Officer.

22.

“Chief Compliance Officer” (CCO) means an individual designated by the Board of Directors to review and evaluate regulatory and ethical issues for the Company and ensure compliance with this Code of Ethics and the applicable securities laws.

23.	“Board of Directors” means the Board of Directors of BCM.

24.

“Short Sales” – the sale of a stock you do not own. Investors, who sell short, believe the price of the stock will go down. If the price drops, you can buy the stock at the lower price and make a profit. If the price of the stock rises and you buy it back later at the higher price, you incur a loss.

25.

“FINRA Rule 5130” – replaces the free-riding and withholding interpretation. The rule is designed to protect the integrity of the offering process by ensuring that broker/dealers make a bona fide offering of securities at the public offering price, do not withhold securities in a public offering for their own benefit or use the securities to reward persons who could otherwise direct business to them and that other industry insiders do not take advantage of their “insider” position to purchase new issues for their own benefit at the expense of public customers.

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STATEMENT OF CONDUCT OF BROWN CAPITAL MANAGEMENT

A.	COMPLIANCE WITH LAWS AND REGULATIONS

All BCM Covered Persons must comply with applicable federal securities laws.

In connection with the purchase or sale of a security held or to be purchased by a client, either directly or indirectly; Covered Persons are not permitted to defraud, mislead, omit material facts, engage in any act, practice or conduct which operates as a fraud, engage in any manipulative practice with respect to client or securities, including price manipulations.

B.	CONFLICTS OF INTEREST

BCM has a fiduciary relationship with all clients, which means that the Company has an absolute duty of undivided loyalty, fairness and good faith towards all clients and Fund shareholders. This duty imposes an obligation on all BCM personnel to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with the client’s or shareholder’s best interests. Covered Persons under this Code of Ethics are expected to conduct all of their affairs in a manner which serves to promote and enhance the reputation of BCM. While achieving this result usually involves nothing more than the exercise of good judgment, set forth below is a discussion of some of the guidelines BCM expects Covered Persons to follow.

Relationships with Profit-making Enterprises, Including Investment Clubs

A conflict may occur when Covered Persons: are employed by another firm, directly or as a consultant; have a direct financial interest in another firm; have an immediate family financial interest in another firm; or are directors, officers or partners of another firm.

Covered Persons sometimes serve as directors, officers, partners, or in other capacities with profit-making enterprises not related to BCM or the Funds. Covered Persons are generally prohibited from serving as officers or directors of corporations. Covered Persons, prior to accepting an appointment to a Board, must request permission to serve in this capacity from the Ethics Committee and CCO. If approval is obtained, employee may then serve in this capacity.

A Covered Person who is contemplating obtaining an interest that might conflict or appear to conflict with the interests of BCM, such as accepting an appointment as a director, officer or partner of an outside profit-making enterprise or forming or participating in a stock or investment club, must receive the prior approval of the CCO. Upon review by the CCO, the Covered Person will be advised of the decision. In addition, transactions through investment clubs are subject to the firm’s Securities Transactions Policy. Decisions by the CCO regarding outside directorships in profit-making enterprises will be reviewed by the Ethics Committee before becoming final.

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Covered Persons may serve as directors or as members of committees of the board of directors or in similar positions for non-public, for-profit entities in connection with their professional activities at BCM. Covered Persons must obtain the permission of the CCO before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the CCO or Ethics Committee.

C.	OUTSIDE BUSINESS ACTIVITIES (“OBA”)

Reporting Requirements:

Outside activities, which must be reviewed and approved, include:

1.	being employed or compensated by any other entity;

2.	engaging in any other business including part-time, evening or weekend employment;

3.	serving as an officer, director, partner, etc., in any other entity, other than non-profit-making enterprises (see below);

4.	ownership interest in any non-publicly traded company or other private investments, or;

5.	any public speaking or writing activities.

Approval for any of the above activities is to be obtained by an employee before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the employee’s responsibilities at the firm and any conflicts of interests in such activities may be addressed. An employee seeking approval should provide sufficient information to BCM’s CCO for presentation to management committee in order to determine whether the activity should be allowed. Employees should complete an OBA approval request form and submit it to the CCO. The information needed for the approval process would generally include:

1.	the name and address of the outside business organization;

2.	a description of the business of the organization;

3.	a description of the activities to be performed;

4.	the amount of time per month that will be spent on the outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. Where a BCM employee has been granted permission to engage in outside activities within the investment management industry, that employee must still:

1.	treat as proprietary and confidential any information learned as a result of his or her BCM duties, and;

2.	comply in all respects with BCM’s compliance procedures and applicable codes of ethics, including, without limitation, providing to BCM all necessary transactions and holdings reports.

Service with Non-profit-making Enterprises

BCM encourages Covered Persons to become involved in community programs and civic affairs. However, Covered Persons should not permit such activities to affect the performance of their job responsibilities. A Covered Person’s service as a member of the Board of a non-profit-making enterprise will preclude BCM from entering into an adviser relationship with such enterprise. Any exceptions must be approved by the BCM Management Committee.

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Relationships with Financial Service Firms

In order to avoid any actual or apparent conflicts of interest, Covered Persons are generally prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities which are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. This, however, is not meant to prevent Covered Persons from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to normal prior clearance and reporting procedures, set forth elsewhere in this Code of Ethics. This policy does not preclude a Covered Person from engaging an outside investment adviser to manage his or her assets.

If any member of a Covered Person’s immediate family is employed by, has a partnership interest in, or has an equity interest of 0.5% or more in a broker/dealer, investment adviser or other company engaged in the mutual fund industry, such relationship must be reported to the CCO.

D.	CONFIDENTIALITY

The exercise of confidentiality extends to four major areas of Company operations: internal operating procedures and planning; clients and mutual fund shareholders; investment advice; and investment research.

Internal Operating Procedures and Planning

During the years BCM has been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, the Company believes these methods give BCM an advantage over competitors, and the Company does not want these ideas disseminated outside the firm. Accordingly, Covered Persons should be guarded in discussing BCM business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with a supervisor before it is released.

Clients and Brown Capital Management Mutual Fund Shareholders

In many instances, when clients subscribe to Company services, they are asked to disclose fully their financial status and needs. This is done only after assurances have been provided that every member of BCM will hold this information in the strictest of confidences. It is essential that all Covered Persons respect and honor this trust. A simple rule for Covered Persons to follow is that the names of clients or Fund shareholders or any information pertaining to client investments must never be divulged to anyone outside the firm, not even to immediate family members.

Investment Advice

Because of the fine reputation BCM enjoys, there is a great deal of public interest in what the Company is doing in the market. There are two major considerations that dictate why Covered Persons must not provide investment “tips”:

•	From the point of view of BCM clients, it is not fair to give other people information which clients must purchase.

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•

From the point of view of BCM, it is not desirable to create an outside demand for a stock when that stock is being purchased for clients. This will only serve to push the price of the stock up. The reverse is true if the Company is selling the stock.

The practice of giving investment advice informally to family members should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of the Securities Transactions Policy. Under no circumstances should a Covered Person receive compensation directly or indirectly (other than from BCM) for rendering advice to either clients or non-clients.

Investment Research

Any report circulated by a research analyst with the word “confidential” stamped on the first page is confidential in its entirety and should not be reproduced or shown to anyone outside of BCM, except for clients where appropriate.

Covered Persons must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded must be shredded.

E.	ANNUAL REPORTS AND RECORDS RETENTION

Reports to Funds

The CCO shall prepare a written report to the Board of Directors of the Funds at least annually. The written report shall include any certification required by Rule 17j-1 of the ‘40 Act. This report shall set forth the following information, and shall be confidential:

1.	Copies of the Code of Ethics, as revised, including a summary of any changes made since the last report;

2.	Identification of any material issues arising under the Code of Ethics including material violations requiring significant remedial action since the last report;

3.	Identification of any material conflicts that arose since the last report; and

4.

Recommendations, if any, regarding changes in existing restrictions or procedures based upon BCM’s experience under these Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

Record Retention

The CCO shall maintain the following records on behalf of BCM:

1.	A copy of this Code of Ethics and any amendment thereof which is or at any time within the past five years has been in effect.

2.	A record of any violation of this Code of Ethics, or any amendment thereof, and of any action taken as a result of such violation, for the past five years.

3.

Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to this Code of Ethics and any other pertinent information, for the past five years.

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4.	A list of all persons who are, or have been, required to submit reports pursuant to this Code of Ethics for the past five years.

5.

A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports. A copy of each report made to the Funds pursuant to this Code of Ethics for the past five years.

6.

A record of any decision, and the reasons supporting that decision, to approve the acquisition, by Investment Persons, of securities through an Initial Public Offering or Limited Offering for the past five years.

Inspection

The records and reports maintained by the CCO pursuant to the Code of Ethics shall at all times be available for inspection, without prior notice, by any member of the Board of Directors. These records and reports will also be made available to the SEC for reasonable, periodic, special or other examination.

Confidentiality

All procedures, reports and records monitored, prepared or maintained pursuant to these Code of Ethics shall be considered confidential and proprietary to BCM and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than to members of the Board of Directors.

F.	MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS

Illegal Payments

State, federal and foreign laws prohibit the payment of bribes, kickbacks or other illegal gratuities or payments by or on behalf of BCM. BCM, through its policies and practices, is committed to comply fully with these laws.

Protection of Corporate Assets

Covered Persons are responsible for taking measures to ensure that BCM’s assets are properly protected. This responsibility not only applies to Company business facilities, equipment and supplies, but also to intangible assets such as: proprietary, research or marketing information; corporate trademarks and service marks; and copyrights.

Quality of Services

It is a continuing policy of BCM to provide investment products and services which: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner which ensures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, state and FINRA rules and regulations.

The quality of BCM’s investment products and services and operations enhances the firm’s

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reputation, productivity, profitability and market position. BCM’s goal is to be a quality leader and to create conditions that allow and encourage all Covered Persons to perform their duties in an efficient, effective manner.

Record Retention

Under various federal and state laws and regulations, BCM is required to produce, maintain and retain various records, documents and other written communications. All Covered Persons shall comply with the reporting requirements set forth in the Code of Ethics.

Responsibility to Report Violations

Every Covered Person who becomes aware of a violation of this Code of Ethics is encouraged to report, on a confidential basis, the violation to the CCO. It is BCM’s policy that no adverse action will be taken against any Covered Person who reports a violation in good faith.

Service as Trustee, Executor or Personal Representative

Covered Persons may serve as trustees, co-trustees, executors or personal representatives for the estates of or trusts created by close family members. Covered Persons may also serve in such capacities for estates or trusts created by non-family members, if the access person has been appointed trustee or executor because of a family or personal relationship with the beneficiary. However if a Covered Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a non-family member, he or she must first be granted permission by the CCO. If a Covered Person serves in any of these capacities, securities transactions effected in such accounts will be subject to the prior approval and reporting requirements of the Securities Transactions Policy.

Speaking Engagements and Publications

Covered Persons are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty within BCM. This is encouraged by the firm, as it enhances firm public relations, but Covered Persons should obtain approval from their supervisor before accepting such requests.

Before making any commitment to write or publish any article or book on a subject related to investments or work at BCM, a Covered Person should obtain approval from their supervisor.

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Trading in Securities with Material, Non-Public Information

The purchase or sale of securities while in possession of material, non-public information is strictly prohibited by state and federal laws. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it may be reasonably expected to affect the decision of a reasonable person to buy, sell or hold stock in a company. Under no circumstances may a Covered Person transmit such information to any other person, except to other Covered Persons who are required to be kept informed on the subject. All Covered Persons should read carefully and understand fully the Insider Trading Policy included elsewhere in this Code of Ethics.

Understanding as to Clients’ Accounts and Company Records at Time of Covered Person’s Termination

The accounts of clients and Fund shareholders are the sole property of BCM. This applies to all clients for whom BCM acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of employment with BCM, a Covered Person must:

(1)

Surrender to BCM in good condition any and all materials, reports or records (including all copies in possession or subject to the control of the Covered Person) developed by the Covered Person or any other person which are considered confidential information of BCM (except copies of any research material in the production of which the Covered Person participated to a material extent); and

(0)	Refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by BCM to be confidential.

Internal Use

This Code of Ethics is intended solely for internal use by BCM and does not constitute an admission, by or on behalf of the Company, its controlling persons or persons they control, as to any fact, circumstance or legal conclusion. This Code of Ethics is not intended to evidence, describe or define any relationship of control between or among any persons. Further, this Code of Ethics is not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Code of Ethics may constitute sufficient cause for BCM to terminate or otherwise adversely affect such person’s relationship with BCM.

Questions Regarding the Code of Ethics

All questions regarding the Code of Ethics should be directed to BCM’s CCO. In situations requiring interpretation of this Code of Ethics, the CCO will consult with, or refer the matter to, the Ethics Committee.

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G.	PENALTY GUIDELINES

Overview

Covered Persons who violate any of the requirements, restrictions, or prohibitions of the Code of Ethics may be subject to sanctions imposed by the CCO.

Upon learning of a potential deviation from, or violation of the Code of Ethics, the CCO will review and investigate the matter. The CCO, at his or her discretion, may present the matter to the Ethics Committee for further review, investigation and evaluation. The CCO and/or Ethics Committee, upon review and investigation, will either conclude that there was no violation or deviation from the Code of Ethics, or will impose, at their discretion, sanctions commensurate to the infraction.

Penalty Guidelines

The penalties imposed by the CCO or Ethics Committee will vary depending on the seriousness of the violation and the intent of the party involved.

The CCO or Ethics Committee may impose any or all of the sanctions below, or any other sanctions they deem appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in the Ethics Committee’s minutes maintained by BCM, and will be reported to the Board of Directors.

Additionally, the CCO or the Ethics Committee may determine that the circumstances surrounding a violation may warrant the waiving of stated penalties and that a warning may be sufficient.

The following is a list of sanctions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list of penalties; any sanctions imposed will depend on the nature of the violation. Some of the penalties which may be imposed are:

1.	memo of reprimand which outlines the violation of the Code of Ethics and sets forth the importance of the Code of Ethics and responsibilities of all Covered Persons;

2.	a personal meeting with a BCM officer to discuss any violations of the Code of Ethics in detail;

3.	disgorgement of profits;

4.	letter of censure;

5.	fines;

6.	withholding of bonus;

7.	suspension;

8.	termination of employment;

9.	notification to appropriate governmental, regulatory and/or legal authorities.

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STATEMENT OF POLICY ON SECURITIES TRANSACTIONS

A.	BACKGROUND INFORMATION

Legal Requirement

In accordance with the requirements of Exchange Act, the ‘40 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), and the Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Enforcement Act”), BCM has adopted this Securities Transactions Policy.

Brown Capital Management’s Fiduciary Position

As an investment adviser, BCM is in a fiduciary position which requires the firm to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of BCM or its employees in conflict with the interests of clients.

Purpose of Securities Transactions Policy

The Securities Transactions Policy was developed to help guide BCM and Covered Persons in the conduct of their personal investments and in order to: (i) prevent, as well as detect, the misuse of material, non-public information; (ii) eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal; and (iii) avoid situations where it might appear that BCM or any of its officers, directors or employees had personally benefited at the expense of a client or fund shareholder.

All persons are urged to consider the reasons for the adoption of this Securities Transactions Policy. BCM’s reputation could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duty BCM owes to its clients.

B.	OVERVIEW

In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or to be acquired by a registered investment company, if such personal transactions are made using fraudulent, deceptive and manipulative practices. Each registered investment adviser must adopt its own written Code of Ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of its Code of Ethics. This Securities Transactions Policy and information reported hereunder, along with the other sections of the Code of Ethics, will enable BCM to fulfill these requirements.

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Applicability

The following activities are prohibited for applicable Covered Persons (remember, if a person works at BCM full-time, part-time, temporarily or on a contract basis, they are a Covered Person). Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee and may be subject to other sanctions imposed by the Company, as outlined in the Penalty Guidelines in the Statement of Conduct section of the Code of Ethics.

This Securities Transactions Policy applies to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender offers, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following trading restrictions also are applicable to any transaction in a Covered Security Beneficially Owned by a Covered Person. Outside Directors are not required to comply with the Code of Ethics because of their limited access to current information regarding client investments. Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee. However, if disgorgement is required as a result of trades by Investment Persons that conflicted with their own clients, disgorgement proceeds shall be paid directly to such clients. If disgorgement is required under more than one provision, the Ethics Committee shall determine which provision shall control.

Excluded Transactions

Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must still be reported to the CCO (see Reporting Requirements):

1.	Tender offer transactions are exempt from all trading restrictions except preclearance.

2.	The acquisition of securities through automatic stock purchase plans are exempt from all trading restrictions

3.	No reporting requirements are required with respect to securities held in accounts over which the access person had no direct or indirect influence or control.

4.

The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, is exempt from all trading restrictions.

5.

The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code of Ethics).

6.

Daily purchases/sales of securities of $50,000 or less with a market cap of $1 billion or more, are not subject to the pre-clearance rules or any other rules as stated in this section of the Code of Ethics. Purchases/sales of securities greater than $50,000 or a market cap below $1 billion requires the pre-clearance approval process. While approval for these securities is not required, please submit a listing of trades to Fairview on trade date for monitoring purposes unless trades were entered into the StarCompliance System.

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C.	DISCLOSURE OF CONFLICTS

If an Investment Person is planning to invest or make a recommendation to invest in a security for a client, and such person has beneficial ownership in the security, such person must first disclose such interest to his investment team members. The investment team members shall conduct an independent review of the recommendation to purchase the security for clients. The supervisor or the CCO may review the recommendation only if he or she has no beneficial ownership in the security.

D.	TRADING ACTIVITY

A Covered Person is limited to no more than 10 personal trades per month in their personal accounts. This restriction applies regardless of how many accounts a Covered Person may have. Trades are not cumulative; therefore, you must use them each month or lose them. Any trades approved, but not executed will not be counted toward your 10 trades.

E.	PRE-CLEARANCE

Access Persons must obtain pre-clearance prior to engaging in any personal transaction in Covered Securities except on purchases/sales as noted in #6 of Excluded Transactions (page 18).

Pre-clearance Procedures

Access Persons must obtain preclearance for all applicable transactions in Covered Securities in which such person has a Beneficial Ownership interest. Pre-clearance Security Trading Requests must be submitted to the CCO or designee through StarCompliance except for purchases/sales as noted in #6 of Excluded Transactions (page 18). Preclearance is not required for purchases or sales of open-end mutual funds or ETFs that are not managed by BCM. The CCO or designee shall notify the person of approval or denial of the transaction through StarCompliance as soon as all necessary checks have been completed. When pre-clearance has been approved, the person then has until the end of the next trading day to execute the trade. There is a limit of ten (10) transactions per month in total, regardless of the number of brokerage accounts maintained. This limit of 10 transactions per month includes purchases and sales of securities that must be pre-approved as well as those that are excluded from the pre-approval process by #6 of Excluded Transactions (page 18).

Reasons for Disallowing Proposed Transactions

A proposed securities transaction will be disapproved if:

•

Purchases and Sales Within 7 Days: The security has been purchased or sold by any client of BCM within seven (7) days immediately prior to the date of the proposed transaction. Except for purchases/sales as noted in #6 of Excluded Transactions (page 18).

•	Purchases and/or Sales Being Considered: The security is being actively considered for purchase or sale for the account of a client of BCM even though no order has been placed.

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•	Securities Subject to Internal Trading Restrictions: The security is limited or restricted by BCM as to purchase or sale for client accounts.

A securities transaction may also be disapproved by the CCO based on any other reasonable justification.

Pre-clearance of Tender Offers and Stock Purchase Plans

Access Persons who wish to participate in a tender offer or stock purchase plan must pre-clear such trades with the CCO prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. To pre-clear the trade, the CCO shall consider all material factors relevant to a potential conflict of interest between the Access Person and clients. In addition, any increase of $100 or more to a preexisting stock purchase plan must be pre-cleared.

F.	OTHER TRADING RULES

IPOs and Hot Issues and Limited Offerings

Access Persons must obtain the approval of the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or Limited Offering. In making this decision, the CCO will determine whether the proposed transaction presents a conflict of interest with any of the firm’s clients or otherwise violates the Code of Ethics. The CCO will also determine whether the following conditions have been met:

1.	The purchase is made through the Access Person’s regular broker;

2.	The number of shares to be purchased is commensurate with the normal size and activity of the Access Person’s account;

3.	The transaction otherwise meets the requirement of FINRA’s rule 5130.

A Covered person will not be permitted to purchase an underwritten new or secondary issue or in the aftermarket for the first five (5) trading days following that issue if the issue has been purchased or sold by any client of BCM in an Initial Public Offering or Limited Offering.

Blackout Period

No Access Person may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any client, a “buy” or “sell” order in that same security. The existence of pending orders will be checked by the CCO as part of the Pre-clearance process. This rule does not apply to trades entered via Exception Transaction #6 except to the extent that employees must be cognizant of front running and not buy/sell a security for themselves that they know is being considered for client accounts.

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Seven Day Rule

Any Access Person who purchases or sells a Covered Security on his or her own behalf within seven (7) calendar days of the purchase or sale of that Covered Security by a BCM client shall disgorge any profits realized on such purchase or sale. No disgorgement of profits is required for an Access Person who precleared the purchase/sale and is not a member of the portfolio team that traded the security. This rule is also exempt from purchases/sales as noted in #6 of Excluded Transactions (page 18).

Waiver of Seven Day Rule

The Ethics Committee has the authority, by unanimous action, to exempt (via a waiver) any Access Person from the seven (7) day rule if such person is selling the Covered Security to raise capital to fund a significant life event. For example, purchasing a home or automobile, or paying medical, education expenses, estate planning or retirement. In order for the Ethics Committee to consider such waiver, the life event must be pre-approved by the Ethics Committee, the life event must occur within thirty (30) calendar days of the security transaction, and the person must provide written confirmation of the event.

Short Sales

Short selling of any securities is strictly prohibited.

Hedge Funds, Investment Clubs and Other Investments

With the exception of BCM’s Investment Partnership, no Access Person may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading. Covered Persons wishing to rely upon this provision must submit a Private Transaction Request to the CCO for approval using StarCompliance. (See the Non-Influence and Non-Control Accounts section below.)

Caution Regarding Personal Trading Activities

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited for some Covered Persons while the position remains open. For example, if BCM becomes aware of material non-public information, or if a client is active in a given security, some Covered Persons may find themselves “frozen” in a position. BCM will not bear any losses in personal accounts resulting from the application of this Code of Ethics. All Covered Persons who engage in personal trading activity, by certifying receipt of BCM’s Code of Ethics, are acknowledging that they understand these risks.

If a trade violates the trade limit rule or there is evidence of front running, the employee may be subject to various penalties.

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G.	REPORTING REQUIREMENTS

Account Reports

Covered Persons must notify the CCO of each brokerage account in which they have a Beneficial Ownership interest through StarCompliance, and should arrange for their brokers or financial institutions to provide to the CCO or designee, on a timely basis, duplicate monthly if at all possible, but quarterly is permitted account statements and confirmations showing all transactions in brokerage or commodities accounts in which they have a Beneficial Ownership interest. Any cost for duplicate statements, must be paid by employee.

Access Persons Trading and Holdings

Access Persons are required to notify the CCO using StarCompliance in the following instances:

1.	Initial Holdings/Broker Accounts Attestation - Access Persons must complete this immediately upon opening a brokerage account, and annually thereafter.

2.

Holdings Report - Access Persons must, within ten (10) calendar days after becoming an Access Person, provide the CCO with a Holdings Report which lists the title, number of shares, type of security and principal amount of each Covered Security in which the Access person has any direct or indirect Beneficial Ownership and the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person. Brokerage statements containing all required information may be substituted for the Holdings Report if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

3.

Pre-clearance Security Trade Requests - Access Persons must obtain preclearance for all applicable transactions in Covered Securities in which such person has a Beneficial Ownership interest. A Pre-clearance Trade Request must be submitted to the CCO or designee through StarCompliance. The CCO or designee shall notify the person of approval or denial of the transaction as soon as all necessary checks have been completed. When pre-clearance has been approved, the person then has until the end of the next trading day to execute the trade.

4.

Trading Execution – For any brokerage accounts that are not able to provide electronic transaction/holdings feeds to StarCompliance, Access Persons should instruct the Broker to have confirmations of all trades automatically sent to the CCO or designee. If for any reason, brokerage confirms are not received, CCO or designee has the authority to request the employee to immediately provide such information.

5.

Annual Holdings Report - Access Persons must provide an Annual Holdings Report within forty-five (45) days after the end of the year. This Report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (iii) the date the report is submitted. Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

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6.

Quarterly Transactions - On a quarterly basis, the CCO or designee will send a request to all Access Persons to provide a list of reportable trades from the previous quarter. The list shall include all reportable securities for all reportable accounts, and it should be provided within 30 days after the end of each calendar quarter. The employee will certify that all transactions and accounts are included on the quarterly transaction report. Alternatively, Access Persons may satisfy this requirement by ensuring that brokerage statements are delivered within 30 days after quarter end to the CCO or designee, and by executing a quarterly report through StarCompliance certifying that statements have been provided for all reportable accounts.

Non-Influence and Non-Control Accounts

Account statements are not required for accounts over which an Access Person does not have “direct or indirect influence or control” under Rule 204A-1(b)(3)(i) of the Advisers Act, provided that, upon the initial reporting of such accounts and thereafter on a quarterly basis, the Access Person certifies that he or she does not have direct or indirect influence or control. In the event the discretion over the account changes such that the Access Person has direct or indirect influence or control, the Access Person must promptly report to the CCO and begin providing quarterly account statements.

An Access Person will generally be deemed to have “direct or indirect influence or control” over any account in which he or she:

1.	Directs the purchases and/or sales of investments;

2.	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or

3.	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. BCM will conduct additional due diligence to determine whether the Access Person may have any direct or indirect influence or control over the investment decisions of such accounts, which may include:

1.	Evaluating the relationship between the Access Person and the person managing the account;

2.	Requesting completion of periodic certifications by the Access Person or third party managers regarding the Access Person’s influence over the account;

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3.	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

4.	Periodically requesting statements for accounts managed by third-parties where there is no identified direct or indirect influence or control over the investment decisions in the accounts.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

Other Required Reporting

In addition to the Pre-clearance Security Trade Requests, Initial Holdings/Broker Accounts Attestation and Annual Holdings Report, the following forms must be completed if applicable:

1.

Receipt of Code of Ethics - Each Covered Person must acknowledge receipt of BCM’s Code of Ethics using StarCompliance within ten (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Code of Ethics and acknowledges, as a condition of employment, that he or she will comply with the Code of Ethics in their entirety.

2.

Acknowledgment of Amendment - Each Covered Person must provide Compliance with an Acknowledgment of Amendment certification within a reasonably prompt time after the amendments have been distributed. This certification acknowledges your receipt and understanding of the changes to the Code of Ethics.

3.	Annual Certification - Each Covered Person must certify to Compliance annually within a reasonably prompt time after the end of the year that he or she has:

a)	received, read and understands the Code of Ethics;

b)	complied with the requirements of the Code of Ethics; and

c)

disclosed or reported all open brokerage and commodities accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

Review of Records, Forms and Reports

The CCO will review all transactions and holding reports to detect conflicts of interest, abusive practices or breaches of the BCM Code of Ethics.

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H.	MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS

Dealing with Clients

Covered Persons may not, directly or indirectly, sell to or purchase from a client any Covered Security. This prohibition does not preclude Covered Persons from purchasing and redeeming shares from any Fund.

Margin Accounts

While brokerage margin accounts are discouraged, Access Persons may open and maintain margin accounts for the purchase of securities, provided such accounts are with brokerage firms with which such person maintains a regular brokerage account, and all account activities are reported to BCM as required in this Securities Transactions Policy.

Ownership Reporting Requirements – 0.5% Ownership

If an Access Person owns more than 1/2 of 1% of the total outstanding shares of a public company (or any company anticipating a public offering of an equity security), he or she must immediately report in writing such fact to the CCO, providing the name of the publicly owned company and the total number of such company’s shares beneficially owned.

Confidentiality of Records

BCM makes every effort to protect the privacy interests of all persons in connection with all reports, records and forms submitted to the Company.

Questions about Securities Transactions Policy

All persons are urged to seek the advice of the CCO when they have questions as to the application of this Securities Transactions Policy to their individual circumstances.

Sanctions

Strict compliance with the provisions of this Securities Transactions Policy is considered a basic provision of association with BCM. The CCO is responsible for administering this Securities Transactions Policy. In fulfilling this function, the CCO will institute written procedures as he or she deems reasonably necessary to monitor compliance with this Securities Transactions Policy and to otherwise prevent or detect violations. Upon discovering a material violation of this Securities Transactions Policy, the CCO may impose sanctions under the Penalty Guidelines set forth in the Statement of Conduct, or such other sanctions as the CCO deems appropriate. In addition, a violation of this Securities Transactions Policy may require the surrender of any profit realized from any transaction, as set forth above. All material violations of this Securities Transactions Policy and any sanctions imposed with respect thereto shall be reported to the Board of Directors of BCM and to the Board of Directors of any Funds with respect to whose securities any such violations may have been involved.

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STATEMENT OF POLICY ON INSIDER TRADING

A.	BACKGROUND INFORMATION

Introduction

In recent years, “insider trading” has become a top enforcement priority of the SEC. In 1988, the Insider Trading and Securities Fraud Enforcement Act (the “Enforcement Act”) was signed into law. The Enforcement Act has had a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Enforcement Act does not provide a statutory definition of “insider trading,” it contains major changes to the previous law. Specifically, the Enforcement Act:

Written Procedures: Adds new sections to federal securities laws to require SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

Civil Penalties: Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other “controlling persons” who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other “controlled persons.” Persons who directly or indirectly control violators, including entities such as BCM and their officers and directors, now face penalties up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

Criminal Penalties: Increases the penalties for criminal securities law violations:

•	Maximum jail term — from five to 10 years;

•	Maximum criminal fine for individuals — from $100,000 to $1,000,000;

•	Maximum criminal fine for entities — from $500,000 to $2,500,000.

Private Right of Action: Establishes a new statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

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Bounty Payments: Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, up to 10% of the penalty imposed.

Purpose of Insider Trading Policy

The purpose of this Insider Trading Policy is to comply with the Enforcement Act’s requirement to establish, maintain, and enforce written procedures designed to prevent insider trading. This Insider Trading Policy explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibitions; (iii) the obligations of each Covered Person in the event he or she comes into possession of material, nonpublic information; and (iv) the firm’s educational program regarding insider trading. BCM has separately adopted a Securities Transactions Policy which generally requires all Access Persons to obtain prior clearance with respect to all their personal securities transactions and also to report such transactions on a timely basis to management.

The Basic Insider Trading Prohibition

The “insider trading” doctrine under federal securities laws generally prohibits any person whatsoever from:

•	trading in a security while in possession of material, non-public information regarding the security;

•	tipping such information to others;

•	recommending the purchase or sale of securities while in possession of such information;

•	assisting someone who is engaged in any of the above activities.

Thus, “insider trading” is not limited to insiders of the company whose securities are being traded. It applies to anyone in possession of such information and can include non-insiders, such as investment analysts, portfolio managers and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who “tip” material, non-public information or recommend transactions in securities to others while in possession of such information.

B.	POLICY

Policy of BCM on Insider Trading

It is the policy of BCM to forbid Covered Persons, while in possession of material, nonpublic information, from trading securities or recommending transactions, either personally or in its proprietary accounts or on behalf of others (including mutual funds and private accounts), or communicating material, non-public information to others in violation of federal securities laws.

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“Need to Know” Policy

All information regarding planned, prospective or ongoing securities transactions by BCM must be treated as confidential. Such information must be confined, even within the firm, to only those individuals who must have such information in order for BCM to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

C.	PENALTIES

Sanctions

Severe penalties for trading on material, non-public information exist, both for the individuals involved and their employers. A Covered Person who violates the insider trading laws can be subject to some or all of the penalties described below, even if he or she does not personally benefit from the violation:

•	Jail sentences;

•	Criminal fines;

•	Triple money damages;

•	Injunctions;

•	Return of profits;

•

Civil penalties for the person who committed the violation (which would, under normal circumstances, be the Covered Person and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefited; and

•

Civil penalties for BCM (and other persons, such as managers and supervisors, who are deemed to be controlling persons) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions being imposed by BCM, including dismissal of the person(s) involved, as described in the Penalty Guidelines of the Statement of Conduct.

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D.	OVERVIEW

Basic Concepts of Insider Trading

The four critical concepts in insider trading cases are: (1) whether a duty to refrain from such trading exists, based either upon a pre-existing fiduciary duty or a misappropriation theory; (2) the “materiality” of the information involved; (3) whether the information involved is “insider information,” that is, non-public; and (4) whether the person involved is deemed to have possession of the involved information. Each concept is discussed briefly below.

Fiduciary Duty/Misappropriation

The United States Supreme Court has ruled that insider trading and tipping violates the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation’s shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance.

The concept of who constitutes an “insider” is broad; it includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purpose. Any person may become a temporary insider of a company if he or she advises the company or provides other services, provided the company expects such person to keep any material, non-public information disclosed confidential.

Apart from the breach of a duty discussed above, other court decisions now hold that under a “misappropriation” theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly; or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory.

The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

Materiality

Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is “material”. The information need not be so important that it would have actually changed an investor’s decision to buy or sell; rather, it is enough if a reasonable investor would consider it important in reaching his or her investment decision - that is, the investor would

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attach actual significance to the information in the total mix of data considered when making his or her investment decision. It is impossible to make a complete catalog of all “material” information, but the following recurring types of events are illustrative of what is considered material: significant mergers or acquisitions, stock splits, adoption of a dividend policy or changes in dividends, major increases or decreases in revenues or profits not previously announced, changes in key senior executives, and important new contracts, products or services.

Resolving Closed Cases: The Supreme Court has held that, in closed cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality.

Effect on Market Price: Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

Future Events: The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

Non-Public vs. Public Information

Any information which is not “public” is deemed to be “non-public.” Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

Disclosure to News Services and National Papers: The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

Local disclosure: An announcement by an issuer in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

Information in SEC Reports: Information contained in reports filed with the SEC will be deemed to be public.

Information in Brokerage Reports: Information published in bulletins and research reports disseminated by brokerage firms will, as a general matter, be deemed to be public.

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If BCM itself is in possession of material, non-public information with respect to a security before such information is disseminated to the public (i.e., such as being disclosed in one of the public media described above), BCM and all Covered Persons must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated.

Concept of Possession

It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence merely while in possession of material, non-public information regarding the security — trading on the basis of the material, non-public information is not required to be guilty insider trading. To illustrate the problems created by the use of this expansive “possession” standard, as opposed to the more narrow “caused” standard, note that if the investment committee to a Fund were to obtain material, nonpublic information about one of its portfolio companies, that Fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

Tender Offers

Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities which are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should any Covered Person trade in securities while in possession of material, non-public information regarding a potential tender offer.

E.	PROCEDURES

Procedures to be Followed When Receiving Material, Non-Public Information

Whenever a Covered Person comes into possession of material, non-public information regarding a public company, he or she should immediately contact the CCO and refrain from disclosing the information to anyone else, including other persons within BCM, unless specifically advised to the contrary.

Specifically, Covered Persons may not:

•	Trade in securities to which the material, non-public information relates;

•	Disclose the information to others; or

•	Recommend purchases or sales of the securities to which the information relates.

If the CCO determines that the information is material and non-public, he or she will decide whether or not to place the security in BCM’s Trade Order Management System (MOXY) as a restricted security in order to prohibit trading in the security by clients. The inclusion of a company in Moxy means only that BCM has determined that trading in that issuer’s securities is prohibited. All securities transactions are subject to the Securities Transactions Policy of this Code of Ethics.

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Education Program

While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to companies considered for investment by clients is greater than that of other Covered Persons, it is imperative that all Covered Persons have a full understanding of this Insider Trading Policy.

To insure that all Covered Persons are properly informed of and understand BCM’s policy with respect to insider trading, the following program has been adopted.

Initial Review for New Covered Persons: All new Covered Persons will be given a copy of this Insider Trading Policy at the time of their employment and will be required to certify that they have read it by completing the Certification of Receipt of Insider Trading Policies and Procedures in StarCompliance. The CCO will review the Insider Trading Policy with each new research analyst, counselor and trader at the time of his/her employment.

Distribution of Revised Insider Trading Policy: Any time this Insider Trader Policy is revised, copies will be distributed to all Covered Persons.

Annual Certification: Each Covered Person must certify annually through StarCompliance that they have read and reviewed the Code of Ethics and complied with the requirements of the Code of Ethics.

Questions

The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that BCM has adopted a policy that the only safe course of action is not to trade, tip or recommend securities while in possession of material, non-public information. You legitimately may be uncertain about the application of this Insider Trading Policy in particular circumstances. If you have any questions regarding the application of the Insider Trading Policy or you have any reason to believe that a violation of the Insider Trading Policy has occurred or is about to occur, you should contact the CCO or a supervisor immediately.

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STATEMENT OF POLICY ON POLITICAL CONTRIBUTIONS

A.	POLICY

Policy for BCM

While covered persons are encouraged to participate and vote in all federal, state and local elections, no political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

Policy for Associates

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. federal, state or local officials or candidates for federal, state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

You may not circumvent these rules, or the guidelines below, by having your spouse or other member of your household make a contribution on your behalf.

B.	BACKGROUND INFORMATION

SEC Rule 206(4)-5 governs political contributions made by investment advisory firms registered under the Investment Advisers Act, as well as their associated persons. The rule provides for a two-year “time-out” period for an investment adviser or a “covered associate” of the adviser following contributions made to an official of a government entity who is in a position to influence the award of the government entity’s business. As such, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for a two-year period thereafter (“time-out” period).

A “contribution” is defined as any gift, subscription, loan, advance or deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office; the payment of debt incurred in connection with any such election, and; transition or inaugural expenses incurred by a successful candidate for state or local office.

The rule defines “Covered Associate” of an investment adviser as any:

•	General partner, managing member, executive officer or other individual with a similar status or function;

•	Employee who solicits government entity for the investment adviser (and any person who supervises, directly or indirectly, such an employee);

•

Political Action Committee (“PAC”) controlled by the investment adviser or by any of its covered associates. A PAC is a private group organized to elect political candidates or to advance the outcome of a political issue or legislation.

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Exceptions to the “time-out” provision:

De minimis exception – a covered associate of an adviser that is a natural person, is permitted to contribute (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution, and; (ii) up to $150 to an official per election (with primary and general elections counting separately), if the covered associate was not entitled to vote for the official at the time of the contribution. The CCO will determine whether to enforce these contribution limits for federal elections on a case by case basis.

C.	SOLICITATION AND IN-KIND DONATIONS

BCM employees must be mindful to avoid all instances of the following as it pertains to Political Contributions: Solicitation is equivalent to a political contribution greater than $350. It starts a 2 year time out for being able to have the municipality as a client.

Solicitation: The rule prohibits covered associates from soliciting any political contributions for any local or state political candidate and political parties.

Example: You receive an email from the candidate running for Governor of MD soliciting a donation. You seek approval to make a donation, but then you also forward the email to your family and friends. The last step taken violated the Political Contributions rule, because the employee is soliciting.

In-kind Donations:

Prohibited transactions

•	Paying a candidate’s fundraising costs

•	Coordinating communications with a candidate

•	Physical Resources

•	Office Space

•	Printing facilities

•	Catering facilities

•	Intangible resources

•	Employee working time

•	Customer/client list

•	Volunteering for a candidate

•	Email, internet, phone usage, working time

D.	RECORDKEEPING REQUIREMENT

1.

The records of contributions and payments must be kept in chronological order, identifying each contributor and recipient, the amounts and dates of each contribution or payment, and whether the contribution or payment was subject to the exemption for certain returned contributions pursuant to the Rule. These records must be maintained for six (6) years with the most recent two (2) years in an easily accessible location.

2.	A list of the names, titles and business and residential addresses of all covered associates;

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3.

A list of all government entities to which Brown Capital Management provides or has provided investment advisory services, or which are, or were, investors in any covered investment pool to which BCM provides or has provided investment advisory services, as applicable, in the past five years (but not prior to September 13, 2010);

4.

All direct or indirect contributions made by BCM or any covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee, and;

5.

The name and business address of each regulated person to whom Brown Capital Management provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services, on its behalf.

E.	RESPONSIBILITY

The CCO has the responsibility for implementing and monitoring our policies and insuring consistency with regulatory requirements. The CCO or designee has the responsibility for reviewing and approving any political contributions. The CCO is also responsible for maintaining, as part of the Brown Capital Management’s books and records, with a record of reviews and approvals in accordance with applicable recordkeeping requirements.

F.	PROCEDURE

BCM has determined that it will treat all Covered Persons as Covered Associates with respect to compliance with SEC Rule 206(4)-5. You are therefore required to pre-clear through StarCompliance any political contribution, or participation in any solicitation activity on behalf of a U.S. federal, state, local or U.S. territorial political candidate, official, party committee, organization or ballot measure committee, except for the current sitting U.S. President.

You will not be reimbursed for political contributions that you make. Violations of this policy can impair our ability to do business in certain jurisdictions.